Exhibit 24(b)(11)

                       Consent of Independent Accountants

To the Board of Directors of
ASM Index 30 Fund, Inc.

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A (File No. 811-06187 hereafter the "Registration Statement") of ASM Index 30 Fund, Inc. of our report dated December 12, 1997, relating to the financial statements and financial highlights appearing in the October 31, 1997 Annual Report to Shareholders of the Fund, which annual report is incorporated by reference in the Registration Statement.

We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and as "Auditors" in the Fund's Statement of Additional Information.

Coopers & Lybrand L.L.P.

Tampa, Florida
December 30, 1997